T. ROWE PRICE TAX-FREE SHORT-INTERMEDIATE FUND, INC.

ARTICLES SUPPLEMENTARY

CLASSIFYING AUTHORIZED STOCK

 T. Rowe Price Tax-Free Short-Intermediate Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

 FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued Common Stock (determined in connection with the SECOND paragraph below) into one new series of Common Stock to be designated the T. Rowe Price Tax-Free Ultra Short-Term Bond Fund.

 SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of 1,000,000,000 shares of the unissued Common Stock of the Corporation into the following series and class on the dates indicated in the parentheses following the names of the respective series and class: T. Rowe Price Tax-Free Short-Intermediate Fund (October 7, 1983), T. Rowe Price Tax-Free Short-Intermediate Fund–Advisor Class (April 24, 2012), and T. Rowe Price Tax-Free Ultra Short-Term Bond Fund (February 7, 2012). Each such series and/or class shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of the Corporation currently or hereafter authorized less the total number of shares of the Corporation then issued and outstanding in all such series and/or class. All shares of each series and/or class have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also have provided for the issuance of the shares of each such series and/or class.

 THIRD: The shares aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation. These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

 IN WITNESS WHEREOF, T. Rowe Price Tax-Free Short-Intermediate Fund, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on February 7, 2012.

WITNESS:	T. ROWE PRICE TAX-FREE SHORT-INTERMEDIATE FUND, INC.
/s/Patricia B. Lippert __________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price Tax-Free Short-Intermediate Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

____________________________

David Oestreicher, Vice President

Agmts\ArtSuppTSB.doc